Exhibit 99.1
PRESS RELEASE

Contact:
Kelly Loeffler, VP, Investor and Public Relations	Ellen G. Resnick, Crystal Clear Communications
IntercontinentalExchange	773-929-9292 (o); 312-399-9295 (c)
770-857-4726	eresnick@crystalclearPR.com
kelly.loeffler@theice.com
ICE Announces January 19 Launch Date for
Electronic Trading of NYBOT Soft Commodities
Merger Expected to Close by Mid-January
ATLANTA (January 4, 2007) — IntercontinentalExchange (NYSE: ICE), the leading electronic energy marketplace, announced that it expects to close on its planned merger with the New York Board of Trade® (NYBOT®), the leading soft commodity exchange, in mid-January and launch side-by-side trading of the NYBOT’s benchmark agricultural commodities on ICE’s electronic trading platform for the trade date January 19, 2007.
NYBOT’s open outcry trading hours will remain unchanged. Electronic trading will be offered around the clock each trading day in the physical contracts for Sugar #11 sm (SB), Sugar #14 sm (SE), Cotton No. 2 sm (CT), Coffee “C”® (KC), Cocoa (CC), and Frozen Concentrated Orange Juice (OJ). Electronic markets are expected to be available from 8:00 p.m. ET the prior evening until 6:00 p.m. ET of the trade date. Contract specifications and commodity codes will remain unchanged for both floor and electronic contracts, which will be fungible with one another.
There will be no changes to the current NYBOT exchange fee structure, with floor and screen trades offered at existing, equivalent rates. Market-maker programs for electronic trading will be offered, with more information to be published in a member notice. Access to electronic trading will be available to qualified individuals, regardless of membership status.
NYBOT will begin offering ongoing screen-based training sessions for the trading community beginning Monday, January 8. Wireless and wired access from the NYBOT trading floor will be facilitated. Prospective electronic traders can contact the NYBOT membership office for more information. A list of FAQ’s is available on both the NYBOT and ICE websites.
NYBOT will coordinate the enrollment of users for direct access to the exchange through the WebICE screen. In addition, most of the leading independent system vendors have written to the ICE trading platform, and are also expected to provide access to NYBOT products. Qualified algorithmic and proprietary traders with access to ICE and ICE Futures products will be able to access NYBOT products upon execution of an access agreement with NYBOT.
“We are pleased to offer these benchmark contracts to the global trading community on the ICE platform. In working closely with the NYBOT team and meeting with NYBOT members to bring this slate of contracts to market on an expanded scale, we believe we are offering an excellent value proposition to our respective market participants,” said ICE Chairman and Chief Executive Officer Jeffrey C. Sprecher. “We are committed to serving the NYBOT community by providing an unparalleled electronic platform and support for the launch of these products.”

“This marks a historic and important step for NYBOT, its customers and its membership that has been many months in the making,” said Fred W. Schoenhut, Chairman of the NYBOT. “We take pride in being able to offer our global customer base increased access to our exchange. We believe the addition of electronic trading alongside our robust trading floor will ensure NYBOT remains a leader in soft commodities. We appreciate the support of the NYBOT customer community and look forward to bringing out our slate of currency and index products in the near future to continue to enhance our service offering to customers.”
ICE maintains and develops its state-of-the-art technology, which has been tailored to serve the global commodity markets. Thousands of commodity market participants in 44 jurisdictions worldwide already rely on ICE’s liquid, fast and Internet-accessible trading platform to trade a range of OTC and futures contracts based on crude oil and refined products, natural gas and power.
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates the leading global, electronic marketplace for trading both futures and OTC energy contracts and the leading global soft commodity marketplace. ICE offers a range of contracts based on crude oil and refined products, natural gas, power and emissions. ICE conducts its futures markets through its regulated London-based subsidiary, ICE Futures, Europe’s leading energy exchange, ICE Futures offers liquid markets in the world’s leading oil benchmarks: Brent Crude futures and West Texas Intermediate (WTI) Crude futures, as well as the leading heating oil futures contract by traded volume. ICE introduced the concept of cleared OTC energy contracts and today offers the most liquid and transparent electronic OTC market in North America. ICE also offers a range of risk management and trading support services, including a wholly-owned clearing house, customized energy market data offerings through its ICE Data business unit and electronic trade confirmations. ICE was added to the Russell 1000® Index on June 30, 2006. Headquartered in Atlanta, ICE also has offices in Calgary, Chicago, Houston, London, New York and Singapore, with regional telecommunications hubs in Chicago, New York, London and Singapore. For more information, please visit www.theice.com.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Statements in this press release regarding IntercontinentalExchange’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the Company’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and the Company’s Registration Statement on Form S-4 (File No. 333-138312), as filed with the Securities and Exchange Commission on November 16, 2006.

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